UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 11, 2012, a Global Resolution Agreement (the “Agreement”) entered into by The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, and Prudential Annuities Life Assurance Corporation (collectively the “Prudential Insurance Companies”), each a wholly owned subsidiary of Prudential Financial, Inc., a New Jersey corporation (the “Company”), relating to the previously disclosed examination conducted by a third party auditor on behalf of 33 U.S. jurisdictions for compliance with unclaimed property laws, became effective upon its acceptance by the unclaimed property departments of at least 20 of such jurisdictions.

Under the terms of the Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File to identify deceased insureds and contract holders where a valid claim has not been made. The Agreement covers policies and contracts active at any time since January 1, 1992 through December 31, 2010.

This settlement resolves the audits commenced by the unclaimed property departments of the signatory states and requires the Prudential Insurance Companies to attempt to identify and locate the beneficiaries as specified in the Agreement. If a beneficiary cannot be found, the proceeds will be remitted to the applicable jurisdiction as unclaimed property in accordance with the Agreement.

As previously disclosed, the Company reported in its third quarter 2011 financial statements pre-tax increases in death benefit reserves of $99 million in the Financial Services Businesses and $40 million in the Closed Block Business and the Agreement is not expected to materially impact these estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2012

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary